Exhibit 99.1

Zero Gravity Solutions, Inc. Closes Final Tranche of its Equity Private Placement, Raising a Total of $6.25 Million

BOCA RATON, Fla.— (May 24, 2016),– Zero Gravity Solutions, Inc.'s (“ZGSI” or the “Company”) (Pink Sheets: ZGSI), an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications for agriculture on Earth, announced that it has closed the final tranche of its previously announced offering of the Company’s Units in an exempt private placement transaction (“Private Placement”). Each Unit in the Private Placement consisted of one share of common stock and a warrant to purchase one share of common stock. The Company received gross proceeds of $6,260,000 million pursuant to the Private Placement.

Livingston Securities, LLC acted as the placement agent for the Private Placement. The proceeds from this Private Placement will provide the capital to deploy the infrastructure necessary to support the rollout of the Company’s first commercial product, BAM-FX, in agricultural markets.

“The capital raise has allowed the Company to expand its field staff, including certified crop advisors, agronomists and qualified sales and marketing personnel to accelerate sales and customer support as we rollout BAM-FX to both domestic and international agricultural markets. We have also enhanced our production facility capabilities to service the growing needs of our now expanding customer base,” stated Glenn Stinebaugh, ZGSI’s President and Chief Executive Officer.

For more details on the Private Placement, please refer to the Company’s recent US Securities and Exchange Commission filing.

The Units, common stock and warrants, and any other securities offered in the Private Placement or any other securities to be offered in any proposed future private placement (collectively, the "Securities") have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any other jurisdiction. Because the Securities are not registered, the Securities may not be offered or sold in the United States absent registration or an exemption from registration. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act and shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the securities mentioned in this press release in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Zero Gravity Solutions, Inc.

Zero Gravity Solutions, Inc. (www.zerogsi.com) is an agricultural biotechnology public company commercializing its technology derived from and designed for Space with significant applications on Earth. These technologies are focused on providing valuable solutions to challenges facing world agriculture. ZGSI’s two primary categories of technologies aimed at sustainable agriculture are: 1) BAM-FX, a cost effective, ionic micronutrient delivery system for plants currently being introduced commercially into world agriculture by Zero Gravity’s wholly owned subsidiary BAM Agricultural Solutions and 2) Directed Selection™, utilized in the development and production, in the prolonged zero/micro gravity environment of the International Space Station, of large volumes of non-GMO, novel, patentable stem cells with unique and beneficial characteristics.

Like us on Facebook

Follow us on Twitter

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. Except as required by applicable law or regulation, Zero Gravity Solutions undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Zero Gravity Solutions, Inc.

Harvey Kaye, Chairman

+1 561.416.0400

info@zerogsi.com